Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 8 TO CREDIT AGREEMENT

This Amendment No. 8 to Credit Agreement (together with the consents executed and delivered in the form of Annex B hereto (the “Consents”), each of which Consent is deemed to be a part hereof, the “Amendment”) is entered into as of November 13, 2018 (and effective as of November 5, 2018) by and among Monitronics International, Inc., a Texas corporation (“Borrower”), Bank of America, N.A., individually and as administrative agent (in its capacity as administrative agent, the “Administrative Agent”), and certain lenders party hereto.

RECITALS

A.                                    Borrower is a party to that certain Credit Agreement dated as of March 23, 2012, by and among the Borrower, the Administrative Agent, and the lenders from time to time party thereto (the “Lenders”), as amended by Amendment No. 1 to Credit Agreement and Consent dated as of November 7, 2012, Amendment No. 2 to Credit Agreement dated as of March 25, 2013, Amendment No. 3 to the Credit Agreement and Amendment No. 1 to Guaranty Agreement dated as of August 16, 2013, Amendment No. 4 to Credit Agreement dated as of February 17, 2015, Amendment No. 5 to Credit Agreement dated as of April 9, 2015, Amendment No. 6 to Credit Agreement dated as of September 30, 2016 and Amendment No. 7 to Credit Agreement dated as of December 28, 2016 (as so amended, and as further amended as set forth herein, the “Credit Agreement”).

B.                                    The Borrower has requested to make certain amendments to the Credit Agreement, as authorized by Section 10.01 of the Credit Agreement.

Now, therefore, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Lenders party hereto (which constitute the Required Lenders, the Required Revolving Lenders and the Required Term B-2 Lenders (by virtue of their execution and delivery to the Administrative Agent of a Consent)) and the Borrower hereby acknowledges, agree and consent to the following:

1.                                      Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Credit Agreement.

2.                                      Interpretation.  The rules of interpretation set forth in Section 1.02 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

3.                                      Reduction in Revolving Credit Commitments.  Effective upon the Amendment No. 8 Effective Date (as defined below), the Revolving Credit Commitments shall be reduced by $45,000,000 to $250,000,000, with such reduction to be applicable to each Revolving Credit Lender’s Revolving Credit Commitment pro rata in accordance with each such Revolving Credit Lender’s Applicable Revolving Credit Percentage of $45,000,000.  An updated Schedule 2.01 to the Credit Agreement reflecting such reduction is attached to this Amendment and such Schedule 2.01 shall become effective on the Amendment No. 8 Effective Date.

4.                                      Extension Offer.  The Borrower hereby makes an Extension Offer pursuant to Section 2.18 of the Credit Agreement to each Term B-2 Lender holding a Term B-2 Loan.  A Term B-2 Lender may accept such Extension Offer by delivering its executed signature page to this Amendment to the Administrative Agent on or before 5:00 p.m. New York time on November 5, 2018 (the “Acceptance Deadline”) (each such Term B-2 Lender so accepting, an “Accepting Term B-2 Lender”).  The Term B-2 Loans held as of the Acceptance Deadline, pursuant to the Register maintained by the Administrative Agent, by each Accepting Term B-2 Lender shall constitute Extended Term Loans and a separate Class of Term B-2 Loans (the “Term B-2(B) Loans”) as to which certain terms described herein shall be applicable, and the Required Lenders waive the requirement of five (5) Business Day prior notice of the effectiveness of such modifications.  The Term B-2 Loans which are not, as of the Acceptance Deadline (and pursuant to the Register maintained by the Administrative Agent) Term B-2(B) Loans shall be designated as “Term B-2(A) Loans” under the Credit Agreement.  For the avoidance of doubt, any change after the Acceptance Deadline in the holder of a Term B-2 Loan shall not affect its status as a Term B-2(A) Loan or Term B-2(B) Loan hereunder.  The designation of Term B-2 Loans shall be implemented through a cashless exchange of the Term B-2 Loans for Term B-2(B) Loans.  The Term B-2(A) Loans and Term B-2(B) Loans shall each be Term B-2 Loans under the Credit Agreement.  The Administrative Agent shall update the Register to reflect the foregoing.

5.                                      Amendments.

(a)                                 Defined Terms.  Section 1.01 of the Credit Agreement is hereby amended as follows:

(i)                                     The defined term “Applicable Rate” is hereby replaced in its entirety by the following:

“Applicable Rate” means (a) with respect to the Revolving Credit Facility to the extent of Revolving Credit Exposure held by Consenting Revolving Lenders, 3.75% per annum for Base Rate Loans and 4.75% per annum for Eurodollar Rate Loans and Letter of Credit Fees, (b) with respect to the Revolving Credit Facility to the extent of Revolving Credit Exposure not held by Consenting Revolving Lenders, 3.00% per annum for Base Rate Loans and 4.00% per annum for Eurodollar Rate Loans and Letter of Credit Fees, (c) with respect to Term B-2(B) Loans, 5.50% per annum for Base Rate Loans and 6.50% per annum for Eurodollar Rate Loans, and (d) with respect to the Term B-2(A) Loans, 4.50% per annum for Base Rate Loans and 5.50% per annum for Eurodollar Rate Loans.  Notwithstanding the foregoing, the Applicable Rate in respect of any Incremental Loans, Extended Term Loans, or Refinancing Term Loans shall be the applicable percentages per annum set forth in the applicable Joinder Agreement, Extension Agreement or Refinancing Amendment, respectively.

(ii)                                  The defined term “Consolidated EBITDA” is hereby amended by inserting the following new text at the end of the penultimate sentence of such definition, immediately prior to the period at the end of such sentence:  “, and (c) Consolidated EBITDA shall be calculated on a pro forma basis to annualize up to $10,000,000 of Consolidated Net Income attributable to the Borrower’s direct channel account generation program as if such direct channel account generation during such period had occurred on the first day of such period (with the adjustments pursuant to this sentence to be made without duplication)”.

(iii)                               The defined term “Consolidated Senior Secured Eligible RMR Leverage Ratio” is hereby amended by inserting the following text immediately after the text “Secured Indebtedness as of such date”:  “(exclusive of Indebtedness in respect of the Second Lien Notes)”.

(iv)                              The defined term “Consolidated Senior Secured RMR Leverage Ratio” is hereby amended by inserting the following text immediately after the text “Secured Indebtedness as of such date”:  “(exclusive of Indebtedness in respect of the Second Lien Notes)”.

(v)                                 The defined term “Incremental Equivalent Debt” is deleted in its entirety.

(vi)                              The defined term “Maturity Date” is hereby replaced in its entirety by the following:

““Maturity Date” means (a) with respect to the Revolving Credit Facility, September 30, 2021, (b) with respect to the Term B-2 Loans, September 30, 2022, (c) with respect to any Incremental Term Loans, the final maturity date as is set forth in the applicable Joinder Agreement, (d) with respect to any Extended Term Loans, the final maturity date as specified in the applicable Extension Agreement and (e) with respect to any Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Amendment; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day; provided, further that, (i) subject to the succeeding proviso, the Maturity Date with respect to the Revolving Credit Facility shall be 181 days prior to the scheduled maturity date of the Senior Unsecured Notes solely if more than $22,500,000 in principal amount of Senior Unsecured Notes is outstanding on such date; provided further that the limitation contained in this clause (i) shall not be effective if (1) less than 100% of the Revolving Credit Lenders are party to Amendment No. 8 or (2) the Borrower makes any voluntary payment in respect of the principal of the Term B-2(A) Loans after the Amendment No. 8 Effective Date or, without the consent of Required Revolving Lenders, any payment in respect of the principal of the Term B-2(A) Loans on or after the Maturity Date thereof, (ii) the Maturity Date with respect to the Term B-2(B) Loans shall be 181 days prior to the scheduled maturity date of the Senior Unsecured Notes solely if more than $22,500,000 in principal amount of Senior Unsecured Notes is outstanding on such date, and (iii) the Maturity Date with respect to the Term B-2(A) Loans shall be 181 days prior to the scheduled maturity date of the Senior Unsecured Notes if any principal amount of Senior Unsecured Notes is outstanding on such date.”

(vii)                           The defined term “Revolving Credit Increase Effective Date” is deleted in its entirety.

(viii)                        The following defined terms are hereby added in the appropriate alphabetical order:

(A)                               “Acceptance Deadline” means 5:00 p.m. New York time on November 5, 2018.

(B)                               “Amendment No. 8” means Amendment No 8 to Credit Agreement, dated as of November 13, 2018 (and effective as of November 5, 2018).

(C)                               “Amendment No. 8 Effective Date” has the meaning set forth in Amendment No. 8.

(D)                               “Consenting Revolving Lenders” means those Revolving Credit Lenders that have consented to Amendment No. 8 to this Agreement by delivering to the Administrative Agent an executed consent form on or before the Amendment No. 8 Effective Date.

(E)                                “Consenting Term B-2 Lenders” means those Term B-2 Lenders that have consented to Amendment No. 8 to this Agreement by delivering to the Administrative Agent an executed consent form by the Acceptance Deadline.

(F)                                 “Consolidated Total Secured Leverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the amount of all Loans and Second Lien Notes (including payment-in-kind interest) outstanding at such time to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b).

(G)                               “Designated Insurance Proceeds” means any proceeds received in connection with that certain anticipated insurance reimbursement under the Borrower’s insurance policies in an estimated amount of $9,700,000 in connection with that certain litigation disclosed in the Borrower’s 10-Q for the fiscal quarter ending June 30, 2018.

(H)                              “Intercompany Note” means the outstanding intercompany loan evidenced by that certain Amended and Restated Promissory Note dated as of February 29, 2016 made by the Borrower payable to the Parent.

(I)                                   “Note Exchange” means the exchange of Senior Unsecured Notes for Second Lien Notes in accordance with, and subject to the terms of, the Transaction Support Agreement.

(J)                                   “Notes Intercreditor Agreement” means one or more intercreditor agreements entered into between or among the Administrative Agent and the trustee and/or collateral agent for the holders of the Second Lien Notes, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Required Consenting Term B-2 Lenders and which shall provide for, among other things, an acknowledgment by the holders of the Second Lien Notes of the validity and priority of the liens granted by the Borrower to the Administrative Agent.

(K)                               “Parent’s Convertible Senior Notes” means Parent’s 4% convertible senior notes due July 2020.

(L)                                “Permitted Refinancing Debt” shall mean secured Indebtedness issued by the Borrower in the form of one or more series of junior lien secured notes or loans pursuant to a credit agreement, indenture or other agreement (other than this Agreement); provided that (i) such Indebtedness is secured by all or less than all of the Collateral on a basis junior in priority to the Liens securing the Obligations hereunder and is not secured by any property or assets other than the Collateral, (ii) such Indebtedness is not guaranteed by any Person other than the Guarantors, (iii) such Indebtedness is issued, incurred or otherwise obtained solely to refinance, in whole or part,  Second Lien Notes, and the proceeds thereof shall be substantially contemporaneously applied to prepay such Second Lien Notes, interest and any premium (if any) thereon, and fees and expenses incurred in connection with such Permitted Refinancing Debt; (iv) such Indebtedness is in an original aggregate principal amount not greater than the then outstanding aggregate principal amount of the Second Lien Notes, plus accrued and unpaid interest, any premium, and fees and expenses incurred in connection therewith, (v) such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than pursuant to customary asset sale, event of loss, excess cash flow (provided that such excess cash flow sweep does not require the application of any excess cash flow that would otherwise be required to be applied to the prepayments of the Loans hereunder pursuant to Section 2.04(b)) and change of control prepayment provisions and a customary acceleration right after an event of default), in each case prior to the date that is the earlier of (x) the maturity date of the Second Lien Notes and (y) 180 days after the Maturity Date at the time such Indebtedness is incurred, (vi) the terms and conditions of such Indebtedness (other than with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are in all material respects the same as, or (taken as a whole) no more favorable to the lenders or holders providing such Indebtedness than, the terms and conditions applicable to the Second Lien Notes (except for covenants or other provisions applicable only to periods after the latest Maturity Date applicable to any Loan or Commitment hereunder at the time of incurrence of such Indebtedness or any differences as are reasonably satisfactory to the Administrative Agent), (vii) the security agreements relating to such Indebtedness are in all material respects the same as or more favorable to the Loan Parties than the Collateral Documents (with any differences as are reasonably satisfactory to the Administrative Agent) as the security documents applicable to the Second Lien Notes, (viii) the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities,  validly acting on behalf of the holders of such Indebtedness shall have become party to the Notes Intercreditor Agreement, and (ix) prior to the incurrence thereof, the Borrower shall have delivered to the Administrative Agent a certificate demonstrating pro forma compliance with Section 7.11 of this Agreement after giving effect to such Indebtedness.

(M)                            “Required Consenting Term B-2 Lenders” means, as of any date of determination, Consenting Term B-2 Lenders holding more than 50% of the Term

B-2(B) Loans on such date; provided that the portion of the Term B-2(B) Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Consenting Term B-2 Lenders.

(N)                               “Second Lien Notes” means the Borrower’s 12% junior lien (consisting of not more than 5.5% of cash pay interest and not more than 6.5% of paid-in-kind interest as of the date of the Note Exchange) notes the proceeds of which are used, subject to Section 7.02(h) solely to redeem or refinance, or which are issued in exchange for, the Senior Unsecured Notes or the Parent’s Convertible Senior Notes issued on the terms and conditions substantially consistent with the Transaction Support Agreement, and pursuant to such documentation (including, without limitation, security documentation), as shall be in form and substance reasonably satisfactory to the Administrative Agent, and any Permitted Refinancing Debt thereof.

(O)                               “Stub Notes” has the meaning set forth in Section 7.02(h).

(P)                                 “Supplemental Second Lien Notes” has the meaning set forth in Section 7.02(h).

(Q)                               “Term B-2(A) Loans” means those Term B-2 Loans that are held as of the Acceptance Deadline, pursuant to the Register maintained by the Administrative Agent, by a Lender that is not a Consenting Term B-2 Lender.  For the avoidance of doubt, any change after the Acceptance Deadline in the holder of a Term B-2(A) Loan shall not affect its status as a Term B-2(A) Loan hereunder.

(R)                               “Term B-2(B) Lenders” means, at any time, any Lender that has a Term B-2(B) Loan and any Person that becomes a party hereto as a Term B-2(B) Lender pursuant to an Assignment and Assumption.

(S)                                 “Term B-2(B) Loans”                          means those Term B-2 Loans that are held by a Consenting Term B-2 Lender, pursuant to the Register maintained by the Administrative Agent, as of the Acceptance Deadline.  For the avoidance of doubt, any change after the Acceptance Deadline in the holder of a Term B-2(B) Loan shall not affect its status as a Term B-2(B) Loan hereunder.

(T)                                “Transaction Support Agreement” means that certain Amended and Restated Transaction Support Agreement dated as of October 30, 2018 by and among: (i) the Parent and the Borrower; (ii) the holders of the Senior Unsecured Notes party thereto, and (iii) the Term B-2 Lenders party thereto.

(b)                                 Prepayments.

Section 2.04(a)(ii) is hereby amended in its entirety as follows:

(ii)                                  In the event that, on or prior to the date which is the two year anniversary of the Amendment No. 8 Effective Date, the Borrower (x) prepays, refinances, substitutes or replaces any Term B-2(B) Loans (other than in connection with a payment from Excess Cash Flow pursuant to Section 2.04(b)(i)) or (y) effects any amendment of this Agreement resulting in a Repricing Transaction with respect to Term B-2(B) Loans, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the Term B-2 Lenders holding Term B-2(B) Loans, (1) if made prior to the first anniversary of the Amendment No. 8 Effective Date, (I) in the case of clause (x), a prepayment premium of 2.00% of the aggregate principal amount of the Term B-2(B) Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 2.00% of the aggregate principal amount of the Term B-2(B) Loans outstanding immediately prior to such amendment which are the subject of such Repricing Transaction of Term B-2(B) Loans and (2) if made on or after the first anniversary but prior to the second anniversary of the Amendment No. 8 Effective Date, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B-2(B) Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Term B-2(B) Loans outstanding immediately prior to such amendment which are the subject of such Repricing Transaction of Term B-2(B) Loans.  Such amounts shall be due and payable on the date of effectiveness of such prepayment, refinancing, substitution, replacement or Repricing Transaction, as applicable.  All parties to this Agreement agree and acknowledge that the Term B-2(B) Lenders will have suffered damages on account of the prepayment, refinancing, substitution, or replacement of any portion of the Term B-2(B) Loans or any Repricing Transaction and that, in view of the difficulty in ascertaining the amount of such damages, the prepayment premium or fees provided for herein constitutes reasonable compensation and liquidated damages to compensate the Term B-2(B) Lenders on account thereof.  THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM OR FEES PROVIDED FOR HEREIN IN CONNECTION WITH ANY PREPAYMENT, REFINANCING, SUBSTITUTION OR REPLACEMENT OF THE TERM B-2(B) LOANS OR ANY REPRICING TRANSACTION RELATED THERETO.  The Borrower expressly agrees that (a) the prepayment premium or fees provided for herein are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (b) the prepayment premium or fees provided for herein shall be payable notwithstanding the then prevailing market rates at the time payment is made, (c) there has been a course of conduct between the Term B-2(B) Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the prepayment premium or fees provided for herein, (d) it shall be estopped hereafter from claiming differently than as agreed to in this Section 2.04(a)(ii), and (e) its agreement to pay the prepayment premium or fees provided for herein are a material inducement to the Consenting Term B-2(B) Lenders to consent to Amendment No. 8.

(c)                                  Repayment of Loans.  Section 2.06(a) of the Credit Agreement is hereby replaced in its entirety by the following:

“(a)         Term Loans.  The Borrower shall repay to each Consenting Term B-2 Lender on the last day of each quarter, (i) commencing with the first fiscal quarter ending after the Amendment No. 8 Effective Date and for the succeeding seven (7) fiscal quarters thereafter (for a total of eight (8) quarters), an amount equal to $9,375,000, less amounts payable to the Term B-2 Lenders that are not Consenting Term B-2 Lenders pursuant to the succeeding sentence, to be applied on a pro rata basis to the outstanding Term B-2(B) Loans, in an aggregate amount of $75,000,000 for all such payments made to the Term B-2 Lenders after the Amendment No. 8 Effective Date, and (ii) commencing with the ninth fiscal quarter ending after the Amendment No. 8 Effective Date, an amount equal to 0.25% of the aggregate principal amount of Term B-2(B) Loans of such Term B-2(B) Lender that were outstanding on the Amendment No. 8 Effective Date, subject to reduction as a result of future prepayments, if any, in accordance with the order of priority set forth in Section 2.04 or Section 2.17.  With respect to those Term B-2 Lenders that are not Consenting Term B-2 Lenders, the Borrower shall repay to each such Term B-2 Lender on the last day of each quarter, commencing with the quarter ending December 31, 2018, an amount equal to 0.25% of the aggregate principal amount of Term B-2(A) Loans of such Term B-2 Lender that were outstanding on the Amendment No. 6 Effective Date, subject to reduction as a result of future prepayments in accordance with the order of priority set forth in Section 2.04 or Section 2.17.  The final principal repayment installment of the applicable Term Loans shall be repaid on the Maturity Date for such Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans for such Term Facility outstanding on such date.  Notwithstanding the foregoing, the amortization and Maturity Date with respect to (i) any Incremental Term Loans issued pursuant to Section 2.16 of this Agreement shall be as set forth in the applicable Joinder Agreement, and (ii) any Extended Term Loans or any Refinancing Term Loans, as applicable, shall be as set forth in the applicable Extension Agreement or Refinancing Amendment, as applicable.

(d)           Increase in Revolving Credit Facility.  Section 2.15 of the Credit Agreement is hereby deleted in its entirety and replaced with “[Intentionally Omitted]”.

(e)           Increase in Term Facility. Section 2.16 of the Credit Agreement is hereby deleted in its entirety and replaced with “[Intentionally Omitted]”.

(f)            Financial Statements.  Section 6.01(a) of the Credit Agreement is hereby amended by adding the following new text at the end of such Section:

“(other than any such concern or qualification arising due to the earlier maturity of the Revolving Credit Facility, the Term B-2(A) Loans or the Term B-2(B) Loans as a result of the maturity of the outstanding Senior Unsecured Notes pursuant to the definition of “Maturity Date” herein)”.

(g)           Liens.  Section 7.01 of the Credit Agreement is hereby amended by (i) deleting “and” after clause (s) thereof, (ii) replacing the period at the end of clause (t) with “; and” and (iii) adding the following new clause (u):

“(u)         Liens securing the Second Lien Notes and any Permitted Refinancing Debt, provided that (i) such Liens do not extend to any property or assets not constituting Collateral and (ii) such Liens are subordinated to the Liens in favor of the Administrative Agent securing the Obligations pursuant to the Notes Intercreditor Agreement.”

(h)           Indebtedness.  Section 7.02(d) of the Credit Agreement is hereby amended by (i) deleting “and” after clause (ii) thereof, (ii) replacing the semicolon at the end of clause (iii) with “, and” and (iii) adding the following new clause (iv):

“(iv)        the proceeds of any such Indebtedness issued after the Amendment No. 8 Effective Date are used solely for refinancing existing debt of the Borrower subject to the consent of the Required Revolving Lenders and the Required Consenting Term B-2 Lenders (such consent not to be unreasonably withheld, delayed or conditioned);”

(i)            Indebtedness.  Section 7.02(h) of the Credit Agreement is hereby replaced in its entirety with the following:

“(h)         Indebtedness of the Borrower and the Guarantors (but not any Subsidiary of the Borrower that is not a Guarantor) in respect of the Second Lien Notes and any Permitted Refinancing Debt thereof; provided that (i) the maximum outstanding principal amount of Indebtedness in respect of the Second Lien Notes does not exceed $610,000,000 plus the amount of any interest which is paid in kind and added to the principal balance thereof, which may be issued solely for the following purposes: (a) up to $585,000,000 aggregate principal amount of Second Lien Notes (excluding any payment-in-kind interest) may be issued in connection with the Note Exchange and following the closing of the Note Exchange solely to refinance the Senior Unsecured Notes not exchanged in the Note Exchange (the “Stub Notes”), and (b) up to an additional $25,000,000 aggregate principal amount of Second Lien Notes (excluding any payment-in-kind interest) (the “Supplemental Second Lien Notes”) may be issued solely in exchange for, or solely to refinance, the Parent’s Convertible Senior Notes at an exchange rate not in excess of par, in each case, subject to compliance with a Consolidated Total Secured Leverage Ratio that is equal to less than 5.25:1.00 on a pro forma basis; (ii) the maturity date of the Second Lien Notes is not prior to April 30, 2023; (iii) such Indebtedness does not require any amortization prior to maturity; and (iv) and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing;”

(j)            Indebtedness.  Section 7.02(l) of the Credit Agreement is hereby deleted in its entirety and replaced with “[Intentionally Omitted]”.

(k)           Investments.  Section 7.03 of the Credit Agreement is hereby amended by (i) deleting “and” after clause (j) thereof, (ii) replacing the semicolon at the end of clause (k) with “, and” and (iii) adding the following new clause (l):

(l)            Investments consisting of the acquisition or exchange of the Parent’s Convertible Senior Notes to the extent permitted by this Agreement.

(l)            Restricted Payments.  Section 7.06(d) of the Credit Agreement is hereby replaced in its entirety with the following:

“(d)         the Borrower may declare and pay cash dividends not to exceed an amount necessary to permit the Parent to pay (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers) or other general corporate purposes, in an aggregate annual amount not to exceed $6,000,000 per year, (ii) interest payable on the Parent’s Convertible Senior Notes (or any notes or debt instruments exchanged for the Parent’s Convertible Senior Notes), in an aggregate annual amount not to exceed $4,000,000, and (iii) franchise fees or similar taxes and fees required to maintain its corporate existence; provided that the amounts payable pursuant to clause (iii) shall not exceed $200,000.00 per year; provided further that the amount that may be distributed by the Borrower to the Parent in any year shall be reduced on an dollar-for-dollar basis in an amount equal to (A) any principal payments (but not (1) payments made with the Designated Insurance Proceeds and (2) interest payments which may continue to be made in the ordinary course of business) made in respect of the Intercompany Note in such year (which reduction shall be applied ratably to the sublimits set forth in clauses (i) and (ii) above), (B) the cash interest payable in respect of any Supplemental Second Lien Notes (which reduction  shall be applied ratably to the sublimits set forth in clauses (i) and (ii) above) and (C) to the extent that the cash interest payable on the Parent’s Convertible Senior Notes is reduced from the cash interest rate as of the Amendment No. 8 Effective Date, the cap set out in clause (ii) shall be reduced by a corresponding amount; provided, further, that to the extent that any cash transferred to the Parent pursuant to this Section 7.06(d)(i) and (ii) is not used for the purposes set out in clauses (i) and (ii) within eighteen (18) months of such transfer, such cash shall be returned to the Borrower.

(m)          Restricted Payments.  Section 7.06 of the Credit Agreement is hereby amended by (i) deleting “and” after clause (e) thereof, (ii) replacing the semicolon at the end of clause (f) with “, and” and (iii) adding the following new clause (g):

(g)           the Borrower may make additional Restricted Payments in order to acquire or exchange the Parent’s Convertible Senior Notes to the extent permitted by Section 7.20 hereof.

(n)           Burdensome Agreements.  Section 7.09 of the Credit Agreement is hereby amended by revising the proviso at the end thereof to read as follows:

“provided that this Section 7.09 shall not apply to any restriction in the Senior Unsecured Note Documents or the Second Lien Notes so long as the material restrictions contained therein, taken as a whole, are at no time less favorable in any material respect to the Loan Parties or the Lenders than the restrictions contained therein on the Amendment No. 8 Effective Date.”

(o)           Consolidated Total Leverage Ratio. Section 7.11(a) of the Credit Agreement is hereby amended by replacing the reference to “5.25:1.00” with “5.50:1.00”.

(p)           Prepayments of Notes.  Section 7.18 of the Credit Agreement is hereby amended by restating such Section as follows:

“7.18      Prepayments of Notes.  Borrower shall not, nor shall any other Loan Party, prepay, redeem, purchase, defease or otherwise satisfy for cash any Senior Unsecured Notes (other than with proceeds of any Second Lien Notes as expressly permitted herein) or Second Lien Notes (other than with Permitted Refinancing Debt as expressly permitted herein) (it being understood that payments of regularly scheduled cash interest as in effect on the date hereof shall be permitted hereunder); provided that the Borrower shall be permitted to use up to $30,000,000 of cash or any remaining portion of the Second Lien Notes to the extent permitted by Section 7.02(h), to prepay, redeem, purchase, defease or otherwise satisfy any Stub Notes immediately prior to or on the date that is 181 days prior to the scheduled maturity date of the Senior Unsecured Notes so long as the Borrower shall be in pro forma compliance with Section 7.11 of this Agreement after giving effect to such prepayment, redemption, purchase, defeasance or other satisfaction.”

(q)           The Credit Agreement is hereby amended by adding the following new Sections 7.19, 7.20 and 7.21 thereto:

“7.19      Modification of Notes.  Unless otherwise consented to by the Administrative Agent and Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), the terms and conditions of the Second Lien Notes or Permitted Refinancing Debt in respect of such Second Lien Notes shall not be amended or modified in a manner that would (i) increase the interest rate(s) applicable thereto, (ii) shorten the maturity date of the Second Lien Notes or Permitted Refinancing Debt in respect of such Second Lien Notes, (iii) impose any amortization or mandatory prepayments in respect of the Second Lien Notes in excess of those in effect on the issuance date thereof, or (iv) if, after giving effect to such amendment or modification, the obligors with respect to such Second Lien Notes or Permitted Refinancing Debt in respect of such Second Lien Notes would not have been permitted to incur, guarantee or secure such Second Lien Notes or Permitted Refinancing Debt in respect of such Second Lien Notes, pursuant to the terms hereof if such Second Lien Notes, as amended or modified, was instead incurred, guaranteed or secured as Permitted Refinancing Debt in respect of such Second Lien Notes.”

“7.20      Parent’s Convertible Senior Notes.  Notwithstanding anything else to the contrary herein, the Borrower shall not make any payment to or on account of, or make any repurchase or redemption of, the Parent’s Convertible Senior Notes (whether through a cash dividend to the Parent or by other means) except as follows: (i) interest payable on the Parent’s Convertible Senior Notes in accordance with, and subject to the cap set out in, Section 7.06(d); (ii) payment of proceeds received by the Borrower in connection with the Designated Insurance Proceeds, but solely to the extent that such payment of Designated Insurance Proceeds is made: (a) in connection with a settlement of the action pending in the Delaware Chancery Court captioned KLS Diversified Master Fund, L.P. v. Fitzgerald, et al., (Case No. 2018-0636) (the “Convertible Noteholder Action”), which settlement either satisfies all or a portion of the Parent’s Convertible Senior Notes or extends the maturity date of the Parent’s Convertible Senior Notes to a date at least 90 days after the latest maturity date of the Term B-2(B) Loans or the Second Lien Notes, whichever is later (the “Settlement”); or (b) as part of an exchange or other similar transaction in lieu of a Settlement which transaction either prepays, refinances, repurchase, redeems or defeases all or a portion of the Parent’s Convertible Senior Notes or extends the maturity date of the Parent’s Convertible Senior Notes to a date at least 90 days after the latest maturity date of Term B-2(B) Loans or the Second Lien Notes, whichever is later, and provided that any such distribution from the Borrower to the Parent shall be made solely in the form of repayment in full and satisfaction of the outstanding Intercompany Note; or (iii) with proceeds from the issuance of the Supplemental Second Lien Notes.

“7.21 Use of Cash From Parent.  The $75,000,000 that is contributed by Parent to Borrower upon the closing of the Notes Exchange, as required by Section 7(d) of Amendment No. 8, shall not increase or provide for any additional capacity under any of the negative covenants herein applicable to the Senior Notes (including Sections 7.02(h) and 7.18) and shall not be used to pre-pay any indebtedness of the Company; provided that such funds may be used for general working capital purposes and to pay amounts set forth in Section 7.06(d) and except as expressly permitted hereunder, including, without limitation, to the extent specifically provided in Section 7.18 and to make interest and regularly scheduled principal payments on the Intercompany Note.”

(r)            Administrative Agent May Enter Into Notes Intercreditor Agreement.  The Credit Agreement is hereby amended by adding the following new Section 9.12 thereto:

“9.12      Notes Intercreditor Agreement.  The Required Lenders hereby authorizes the Administrative Agent to enter into the Notes Intercreditor Agreement and agrees to be bound by the provisions thereof.”

(s)            Schedule 2.01.  The Credit Agreement is hereby amended by replacing Schedule 2.01 with Schedule 2.01 attached hereto.

6.             Representations and Warranties of Borrower.  Borrower represents and warrants as of the date hereof and the Amendment No. 8 Effective Date that:

(a)           The execution, delivery and performance by Borrower of this Amendment have been duly authorized by all necessary corporate action and this Amendment constitutes the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law;

(b)           The representations and warranties of Borrower contained in Article V of the Credit Agreement or any other Loan Document are true and correct in all material respects (or with respect to representations and warranties qualified by materiality, in all respects) on and as of the Amendment No. 8 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date in all material respects (or with respect to representations and warranties qualified by materiality, in all respects), except that the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively; and

(c)           No Default exists.

7.             Conditions to Effectiveness.  The amendments to the Credit Agreement contained in Sections 3 and 5 of this Amendment shall become effective on the date (such date, the “Amendment No. 8 Effective Date”) upon which each of the conditions precedent set forth below have been satisfied on or prior to January 31, 2019 (provided that, if the Amendment No. 8 Effective Date has not occurred by January 31, 2019, such Sections 3, 4, and 5 shall be null and void and of no further effect):

(a)           The Administrative Agent (or its counsel) shall have received a counterpart of this Amendment signed by each of the Administrative Agent, the Borrower, the Required Lenders, the Required Revolving Lenders and the Required Term Lenders.

(b)           The Administrative Agent shall have received a fully-executed copy of the Notes Intercreditor Agreement.

(c)           The Borrower shall have issued the Second Lien Notes in accordance with, and on the terms and conditions set forth in, the Transaction Support Agreement.

(d)           The Borrower shall have received $75,000,000 in cash from the Parent.

(e)           There shall have been issued a ruling in the Convertible Noteholder Action denying the plaintiff’s motion for a preliminary injunction, provided that this condition may be waived upon the written consent of the Borrower, the Administrative Agent and the Required Revolving Lenders, and Required Consenting Term B-2 Lenders (which consent may be delivered by email by Latham & Watkins on behalf of and with the consent of the Borrower, Morgan Lewis on behalf of and with the consent of the Administrative Agent and the Required Revolving Lenders, and Jones Day on behalf of and with the consent of the Required Consenting Term B-2 Lenders).

(f)            The Administrative Agent shall have received all documentation and other information about the Loan Parties and the Parent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) that has been requested in writing at least 5 Business Days prior to the date hereof.

(g)           Total Revolving Credit Outstandings shall not exceed the Revolving Credit Commitments, as reduced pursuant to Section 3 of this Amendment.

(h)           The Administrative Agent shall have received all fees and expenses due to be paid to them in connection with this Amendment.  Without limiting the foregoing, the Administrative Agent shall have received reimbursement for the fees and expenses of counsel to the Administrative Agent incurred in connection with the Credit Agreement and this Amendment.

(i)            The Administrative Agent shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment.

(j)            The Administrative Agent shall have received such documents and certifications as the Administrative Agent may reasonably require to evidence that each of the Loan Parties is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization.

(k)           The Administrative Agent shall have received a favorable opinion of Latham & Watkins LLP, counsel to the Parent and the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

(l)            The Borrower shall have paid all reasonable and documented fees and expenses of Jones Day and Evercore Inc. as advisors to that certain ad hoc group of Term B-2 Lenders.

The remaining provisions of this Amendment shall become effective upon the execution hereof by the parties hereto, provided that, if the Amendment No. 8 Effective Date has not occurred by January 31, 2019, Section 4 of this Amendment shall be null and void and of no further effect (including, for the avoidance of doubt, the classification of Term B-2 Loans as Term B-2(A) Loans and Term B-2(B) Loans pursuant to Section 4, which classification shall be of no further effect and the Administrative Agent shall take all actions, including updating the Register, to implement this proviso).

8.             Reference to and Effect Upon the Credit Agreement.

(a)           Except as specifically amended hereby, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein.  On the Amendment No. 8 Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended by this Amendment.  This Amendment shall not constitute a novation of the Credit Agreement.

9.             Costs and Expenses.  Borrower hereby affirms its obligation under Section 10.04 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees, charges and disbursements of counsel for the Administrative Agent with respect thereto.

10.          Governing Law; etc.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.  This Amendment is subject to the provisions of Sections 10.14 and 10.15 of the Credit Agreement relating to submission to jurisdiction, venue, service of process and waiver of right to trial by jury, the provisions which are by this reference incorporated herein in full.

11.          Release.  On and as of the date of this Amendment, and as a material inducement to the Administrative Agent entering into this Amendment, the Borrower and the Parent, on behalf of themselves and their successors and assigns and legal representatives, hereby forever releases and discharges the Administrative Agent and each of the Lenders and any and all of the Administrative Agent’s and such Lender’s attorneys, agents, servants, predecessors, successors, assigns and assignors, officers, directors and shareholders, jointly and severally, from any and all claims, rights of offset, defenses, counterclaims, objections, demands, controversies, actions, causes of actions, obligations, liabilities, costs, expenses, attorneys’ fees and damages of whatsoever nature and kind, in law or in equity, past or present, known or unknown, suspected or unsuspected, from the beginning of time to the date hereof, pertaining to this Amendment, the Credit Agreement, the Collateral Documents, and the Facilities.

12.          Headings.  Section headings herein are included for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

13.          Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (including “.pdf”) shall be effective as delivery of a manually executed counterpart of this Amendment.

14.          Severability.  If any provision of this Amendment or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

MONITRONICS INTERNATIONAL, INC.

By:	/s/ Jeffery R. Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

MIBU SERVICER, INC.

By:	/s/ Jeffery R. Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

MONITRONICS CANADA, INC.

By:	/s/ Jeffery R. Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

PLATINUM SECURITY SOLUTIONS, INC.

By:	/s/ Jeffery R. Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

MI SERVICER LP, LLC

By:	/s/ Jeffery R. Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

LIVEWATCH SECURITY, LLC

By:	/s/ Jeffery R. Gardner
Name: Jeffery Gardner
Title: Chief Executive Officer

MONITRONICS FUNDING LP

By:	/s/ Jeffery R. Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

MONITRONICS SECURITY LP

By:	/s/ Jeffery R. Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

SECURITY NETWORKS, LLC

By:	/s/ Jeffery R. Gardner
Name: Jeffery Gardner
Title: President and Chief Executive Officer

BANK OF AMERICA, N.A.,
as Administrative Agent and Lender

By:	/s/ John M. Schuessler
Name: John M. Schuessler
Title: Senior Vice President

ACKNOWLEDGED and AGREED as to paragraph 11:

ASCENT CAPITAL GROUP, INC.

By:	/s/ Jeffery R. Gardner
Name: Jeffery Gardner
Title: Executive VP

ANNEX B

CONSENT TO AMENDMENT NO. 8 TO CREDIT AGREEMENT

CONSENT (this “Consent”) to Amendment No. 8 (the “Amendment”), by and among the Borrower, the other parties thereto and the Administrative Agent, to the Credit Agreement dated as of March 23, 2012, as amended by Amendment No. 1 to Credit Agreement and Consent dated as of November 7, 2012, as amended by Amendment No. 2 to Credit Agreement dated as of March 25, 2013, as amended by Amendment No. 3 to Credit Agreement dated as of August 16, 2013, as amended by Amendment No. 4 to Credit Agreement dated as of February 17, 2015, as amended by Amendment No. 5 to Credit Agreement dated as of April 9, 2015, as amended by Amendment No. 6 to Credit Agreement dated as of September 30, 2016 and as amended by Amendment No. 7 to Credit Agreement dated as of December 28, 2016, among Monitronics International, Inc., Bank of America, N.A., as administrative agent, and each lender from time to time party thereto. Unless otherwise defined herein, terms used herein shall have the meanings given to them in the Amendment.

Term B-2 Lenders

☐            The undersigned Term B-2 Lender hereby irrevocably and unconditionally approves the Amendment.

Revolving Credit Lenders

☐            The undersigned Revolving Credit Lender hereby irrevocably and unconditionally  approves the Amendment.

IN WITNESS WHEREOF, the undersigned has caused this Consent to be executed and delivered by a duly authorized officer as of November [ • ], 2018.

,
as a Lender (type name of legal entity)

By:
Name:
Title:

If a second signature is necessary:

By:
Name:
Title:

Omitted Schedule

Schedule 2.01 to Amendment No. 8 to Credit Agreement, dated as of November 13, 2018, by and among Monitronics International, Inc., Bank of America, N.A., individually and as administrative agent, and certain lenders party thereto has not been provided herein.

The undersigned registrant hereby undertakes to furnish supplementally a copy of the omitted schedule to the Securities and Exchange Commission upon request.